EXHIBIT 99.1
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                               NEWS RELEASE


                                 LANDAUER


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         LANDAUER, INC. APPOINTS NEW MEMBER TO BOARD OF DIRECTORS


For Further Information Contact:
      Jonathon M. Singer
      Senior Vice President, CFO
      708-441-8311

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GLENWOOD, ILL. -- OCTOBER 31, 2008 -- LANDAUER, INC. (NYSE: LDR), a
recognized leader in personal and environmental radiation monitoring, today announced the appointment of William G. Dempsey to its Board of Directors.

Mr. Dempsey held various senior leadership positions during a long career with Abbott Laboratories, beginning in 1982. Prior to his recent retirement, he held the position of Executive Vice President, Global Pharmaceuticals from 2006 to 2007. Abbott Laboratories is a global, broad-based health care company devoted to discovering new medicines, new technologies and new ways to manage health. Prior to Abbott Laboratories, Mr. Dempsey held various positions with Sciaky Bros., a manufacturer of high tech electron beam, laser welding and heat treating systems. Mr. Dempsey is also a director of MDS Inc., a global life sciences company.

"We are pleased to announce the appointment of Bill to our board. He has a tremendous track record of innovative leadership and success with extensive healthcare and technology development experience," commented Bob Cronin, Chairman of the Board of Landauer. "He will be a valuable addition to our Board and we look forward to his contributions as we continue to execute on our strategic priorities and pursue opportunities for the Company."


ABOUT LANDAUER

Landauer is the world's leading provider of technical and analytical services to determine occupational and environmental radiation exposure. For more than 50 years, the company has provided complete radiation dosimetry services to hospitals, medical and dental offices, universities, national laboratories, and other industries in which radiation poses a potential threat to employees. Landauer's services include the manufacture of various types of radiation detection monitors, the distribution and collection of the monitors to and from clients, and the analysis and reporting of exposure findings. The company provides its services to 1.5 million people in the United States, Japan, France, the United Kingdom, Brazil, Canada, China, Australia, Mexico and other countries.


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